Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Abraxas Petroleum Corporation
San Antonio, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8  dated July 8, 2010, of our report dated March 17, 2010, relating to the consolidated financial statements of Abraxas Petroleum Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ BDO USA, LLP

Dallas, Texas
July 8, 2010